                                                                 EXHIBIT (12)(A)

                       WESTINGHOUSE ELECTRIC CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                ($ IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------
                                                   1994      1993      1992      1991       1990
                                                   -----     -----     -----     -----     ------
Income (loss) before income taxes and
  minority interest.............................   $ 157     $(236)    $ 550     $ 496     $1,106
Less: Equity in loss of 50 percent or less
  owned affiliates..............................      (5)       (7)       (2)      (19)        (4)
Add: Dividends from affiliates..................      --        --        --         2         --
      Fixed charges excluding capitalized
      interest..................................     212       253       270       271        283
                                                   -----     -----     -----     -----     ------
Earnings as adjusted............................   $ 374     $  24     $ 822     $ 788     $1,393
                                                   =====     =====     =====     =====     ======
Fixed charges:
     Interest expense...........................   $ 177     $ 217     $ 225     $ 231     $  221
     Rental expense.............................      35        36        45        40         62
     Capitalized interest.......................      --         3        15        23         --
                                                   -----     -----     -----     -----     ------
Total fixed charges.............................   $ 212     $ 256     $ 285     $ 294     $  283
                                                   =====     =====     =====     =====     ======
Ratio of earnings to fixed charges..............    1.76x       (a)     2.88x     2.68x      4.92x
                                                   =====     =====     =====     =====     ======

- -------
(a) Additional income before income taxes and minority interest of $232 million would be necessary to attain a ratio of earnings to fixed charges of 1.00x for the year ended December 31, 1993.




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